Exhibit 99.1

  For Immediate Release

Hasbro Reports Revenue, Operating Profit and Net Earnings

Growth for Second Quarter 2016

•         Second quarter 2016 revenues grew 10% to $878.9 million; Absent a negative $17.7 million impact of foreign exchange, second quarter 2016 revenues grew 12%;

•         Second quarter 2016 revenues grew 11% in the U.S. and Canada segment and 11% in the International segment; Absent the negative $17.0 million impact of foreign exchange, International segment revenues increased 15%; The Entertainment and Licensing segment increased 9%;

•         Growth in all categories:  Boys, Games, Girls and Preschool; Franchise Brand revenues up 3%; NERF and PLAY-DOH revenues posted double-digit growth; Partner Brand revenues grew 15% primarily driven by STAR WARS, DISNEY PRINCESS and DISNEY’S FROZEN;

•         Operating profit increased 12% and net earnings increased 25% to $52.1 million or $0.41 per diluted share;

•         Company returned $85.8 million to shareholders in the quarter; $63.9 million in dividends and $21.9 million in share repurchases.

Pawtucket, R.I., July 18, 2016 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the second quarter 2016.  Net revenues for the second quarter 2016 increased 10% to $878.9 million versus $797.7 million in 2015.  Excluding a negative $17.7 million impact from foreign exchange, second quarter revenues increased 12%.

Net earnings for the second quarter 2016 increased 25% to $52.1 million, or $0.41 per diluted share, compared to $41.8 million, or $0.33 per diluted share, in 2015.

“Hasbro’s focus on building brands, telling great stories, and creating the best play experiences in toys, games, digital gaming and consumer products is driving strong consumer and retailer demand for our brands globally,” said Brian Goldner, Hasbro’s Chairman, President and Chief Executive Officer.  “The excellent execution of our team continues to deliver revenue and earnings growth, while we are investing in elevating our talent and capabilities around our Brand Blueprint.  Our initiatives for the second half of the year feature innovative offerings for Hasbro Franchise Brands and Partner Brands, including newly announced products such as FURBY CONNECT and SPEAK OUT, and support for upcoming major feature films, Lucasfilm’s Rogue One: A Star Wars Story and DreamWorks’ Trolls.”

“After a strong start to 2016, the team delivered another high quality quarter with revenue, operating profit and earnings growth,” said Deborah Thomas, Hasbro’s Chief Financial Officer.  “We remain very focused on strategically investing to drive long-term growth and the execution of our strategy, while improving efficiencies and profitability over time.  Our balance sheet is strong, including high quality inventory to meet our expectations for the year, and $924 million in cash.  We have the financial strength to invest in growing Hasbro for the long-term while continuing our long-standing commitment of returning cash to shareholders.”

Second Quarter 2016 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q2 2016	Q2 2015	% Change	Q2 2016	Q2 2015	% Change
U.S. and Canada	$425.9	$385.2	+11%	$58.0	$47.1	+23%
International	$401.1	$362.8	+11%	$29.7	$25.4	+17%
Entertainment and Licensing	$51.9	$47.6	+9%	$13.8	$7.4	+86%

Second quarter 2016 U.S. and Canada segment net revenues increased 11% to $425.9 million compared to $385.2 million in 2015.  Growth in the Boys, Girls and Games categories more than offset a decline in the Preschool category.  The U.S. and Canada segment reported operating profit growth of 23% to $58.0 million, or 13.6% of net revenues, compared to $47.1 million, or 12.2% of net revenues, in 2015.

International segment net revenues increased 11% to $401.1 million compared to $362.8 million in 2015.  Revenue growth in the Boys, Girls and Preschool categories more than offset a decline in the Games category.  On a regional basis, Europe grew 23%, Latin America declined 1%, and Asia Pacific was down 4%.  Emerging markets revenues increased 5% in the quarter.  Excluding an unfavorable $17.0 million impact of foreign exchange (FX), net revenues in the International Segment grew 15%, increasing 24% in Europe ($2.1 million negative FX impact), 11% in Latin America ($12.2 million negative FX impact) and was essentially flat in Asia Pacific ($2.7 million negative FX impact).  Emerging markets increased approximately 13% absent the impact of foreign exchange.  As reported, International Segment operating profit of $29.7 million was up 17%, or 7.4% of net revenues, compared to $25.4 million, or 7.0% of net revenues, in 2015.

Entertainment and Licensing segment net revenues increased 9% to $51.9 million compared to $47.6 million in 2015, driven by growth in Consumer Products and Digital Gaming. The Entertainment and Licensing segment operating profit increased 86% to $13.8 million, or 26.6% of net revenues, compared to $7.4 million, or 15.6% of net revenues, in 2015.

Second Quarter 2016 Product Category Performance

	Net Revenues ($ Millions)
	Q2 2016	Q2 2015	% Change	Six Months 2016	Six Months 2015	% Change
Boys	$355.1	$340.4	+4%	$691.9	$613.0	+13%
Games	$227.7	$211.6	+8%	$458.8	$447.3	+3%
Girls	$172.3	$127.5	+35%	$337.7	$244.6	+38%
Preschool	$123.9	$118.1	+5%	$221.7	$206.2	+7%

Second quarter 2016 Boys category revenues increased 4% to $355.1 million.  Revenue growth in the quarter was driven by gains in Franchise Brand NERF, along with Partner Brand STAR WARS as well as the addition of YOKAI WATCH.

Games category revenues for the quarter increased 8% to $227.7 million.  PIE FACE, DUEL MASTERS, YAHTZEE, SIMON and BOP-IT were among the brands contributing to growth in the quarter.

Girls category revenues increased 35% to $172.3 million.  Hasbro’s line of DISNEY PRINCESS and DISNEY’S FROZEN fashion and small dolls along with revenue growth in BABY ALIVE led the increase in the quarter.

Preschool category revenues increased 5% to $123.9 million for the second quarter 2016.   Revenue growth in Franchise Brand PLAY-DOH drove the revenue increase for the quarter.

Dividend and Share Repurchase

The Company paid $63.9 million in cash dividends to shareholders during the second quarter 2016.  The next quarterly cash dividend payment of $0.51 per common share is scheduled for August 15, 2016 to shareholders of record at the close of business on August 1, 2016.

During the second quarter, Hasbro repurchased 270,611 shares of common stock at a total cost of $21.9 million and an average price of $81.00 per share.  Through the first two quarters, the Company repurchased 745,611 shares of common stock at a total cost of $57.8 million and an average price of $77.44 per share.  At quarter-end, $421.5 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its second quarter 2016 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

Hasbro (NASDAQ: HAS) is a global company committed to Creating the World's Best Play Experiences by leveraging its beloved brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, and premier partner brands. From toys and games, television programming, motion pictures, digital gaming and consumer product licensing, Hasbro fulfills the fundamental need for play and connection with children and families around the world. The Company's Hasbro Studios and its film label, Allspark Pictures, create entertainment brand-driven storytelling across mediums, including television, film, digital and more. Through the Company's commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world and to positively impact the lives of millions of children and families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).  © 2016 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future, including with respect to anticipated future benefits from investments in the Company’s business and strategic efforts to grow the Company’s brand portfolio and content delivery over the longer-term, and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s costs; (ii) downturns in economic conditions affecting the Company’s markets which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions.

The press release also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation excluding the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.  These measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	June 26, 2016	June 28, 2015
ASSETS
Cash and Cash Equivalents	$924,098	$858,458
Accounts Receivable, Net	703,821	709,437
Inventories	572,391	403,789
Other Current Assets	330,780	360,101
Total Current Assets	2,531,090	2,331,785
Property, Plant and Equipment, Net	242,607	225,911
Other Assets	1,570,688	1,659,993
Total Assets	$4,344,385	$4,217,689

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$5,400	$$167,877
Payables and Accrued Liabilities	739,620	633,011
Total Current Liabilities	745,020	800,888
Long-term Debt	1,547,753	1,546,477
Other Liabilities	402,614	400,432
Total Liabilities	2,695,387	2,747,797
Redeemable Noncontrolling Interests	36,465	41,387
Total Shareholders' Equity	1,612,533	1,428,505

Total Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity	$4,344,385	$4,217,689

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended				Six Months Ended

	June 26, 2016	% Net Revenues	June 28, 2015	% Net Revenues	June 26, 2016	% Net Revenues	June 28, 2015	% Net Revenues
Net Revenues	$878,945	100.0%	$797,658	100.0%	$1,710,125	100.0%	$1,511,158	100.0%
Costs and Expenses:
Cost of Sales	321,676	36.6%	295,399	37.0%	611,916	35.8%	543,134	35.9%
Royalties	69,408	7.9%	57,069	7.2%	139,377	8.2%	116,158	7.7%
Product Development	63,671	7.2%	57,609	7.2%	120,835	7.1%	109,506	7.2%
Advertising	86,957	9.9%	78,365	9.8%	166,816	9.8%	146,107	9.7%
Amortization of Intangibles	8,691	1.0%	13,348	1.7%	17,382	1.0%	26,299	1.7%
Program Production Cost Amortization	5,033	0.6%	7,220	0.9%	11,219	0.7%	18,316	1.2%
Selling, Distribution and Administration	238,635	27.2%	213,148	26.7%	471,790	27.6%	421,933	27.9%
Operating Profit	84,874	9.7%	75,500	9.5%	170,790	10.0%	129,705	8.6%
Interest Expense	23,914	2.7%	24,186	3.0%	47,958	2.8%	48,771	3.2%
Other Income, Net	(6,060)	-0.7%	(2,332)	-0.3%	(3,401)	-0.2%	(7,027)	-0.5%
Earnings before Income Taxes	67,020	7.6%	53,646	6.7%	126,233	7.4%	87,961	5.8%
Income Taxes	17,601	2.0%	13,364	1.7%	29,843	1.7%	21,858	1.4%
Net Earnings	49,419	5.6%	40,282	5.1%	96,390	5.6%	66,103	4.4%
Net Loss Attributable to Noncontrolling Interests	(2,687)	-0.3%	(1,527)	-0.2%	(4,467)	-0.3%	(2,373)	-0.2%
Net Earnings Attributable to Hasbro, Inc.	$52,106	5.9%	$41,809	5.2%	$100,857	5.9%	$68,476	4.5%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$0.42		$0.33		$0.80		$0.55
Diluted	$0.41		$0.33		$0.79		$0.54

Cash Dividends Declared	$0.51		$0.46		$1.02		$0.92

Weighted Average Number of Shares
Basic	125,475		125,093		125,371		124,973
Diluted	127,041		126,806		126,995		126,574

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Six Months Ended
	June 26, 2016	June 28, 2015
Cash Flows from Operating Activities:
Net Earnings	$96,390	$66,103
Non-cash Adjustments	127,704	111,844
Changes in Operating Assets and Liabilities	44,747	58,157
Net Cash Provided by Operating Activities	268,841	236,104

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(66,390)	(67,709)
Other	20,431	8,706
Net Cash Utilized by Investing Activities	(45,959)	(59,003)

Cash Flows from Financing Activities:
Net Repayments from Short-term Borrowings	(159,136)	(84,420)
Purchases of Common Stock	(57,337)	(49,156)
Stock-based Compensation Transactions	54,811	42,244
Dividends Paid	(121,311)	(110,902)
Other	762	(81)
Net Cash Utilized by Financing Activities	(282,211)	(202,315)

Effect of Exchange Rate Changes on Cash	6,677	(9,495)

Cash and Cash Equivalents at Beginning of Year	976,750	893,167

Cash and Cash Equivalents at End of Period	$924,098	$858,458

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Six Months Ended
	June 26, 2016	June 28, 2015	% Change	June 26, 2016	June 28, 2015	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$425,899	$385,183	11%	$869,547	$730,873	19%
Operating Profit	57,953	47,147	23%	136,288	88,570	54%
Operating Margin	13.6%	12.2%		15.7%	12.1%

International Segment:
External Net Revenues	401,129	362,760	11%	746,166	668,473	12%
Operating Profit	29,654	25,361	17%	32,507	27,264	19%
Operating Margin	7.4%	7.0%		4.4%	4.1%

Entertainment and Licensing Segment:
External Net Revenues	51,896	47,640	9%	94,391	108,271	-13%
Operating Profit	13,830	7,443	86%	19,272	23,845	-19%
Operating Margin	26.6%	15.6%		20.4%	22.0%

International Segment Net Revenues by Major Geographic Region
Europe	$228,124	$185,660	23%	$452,247	$381,531	19%
Latin America	97,368	98,368	-1%	152,964	155,976	-2%
Asia Pacific	75,637	78,732	-4%	140,955	130,966	8%
Total	$401,129	$362,760		$746,166	$668,473

Net Revenues by Product Category
Boys	$355,051	$340,426	4%	$691,906	$613,024	13%
Games	227,703	211,629	8%	458,845	447,278	3%
Girls	172,326	127,489	35%	337,679	244,616	38%
Preschool	123,865	118,114	5%	221,695	206,240	7%
Total Net Revenues	$878,945	$797,658		$1,710,125	$1,511,158

Reconciliation of EBITDA
Net Earnings Attributable to Hasbro, Inc.	$52,106	$41,809		$100,857	$68,476
Net Loss Attributable to	(2,687)	(1,527)		(4,467)	(2,373)
Noncontrolling Interests
Interest Expense	23,914	24,186		47,958	48,771
Income Taxes	17,601	13,364		29,843	21,858
Depreciation	31,965	29,345		57,091	50,749
Amortization of Intangibles	8,691	13,348		17,382	26,299
EBITDA	$131,590	$120,525		$248,664	$213,780